Exhibit 99.1

LKQ Corporation Updates Information Regarding Amended Senior Secured Credit Facility
Chicago, IL (May 2, 2013)- LKQ Corporation (Nasdaq:LKQ) today announced that it expects to close on or about May 3, 2013 an amendment to its credit facility involving  an increase in the aggregate amount available thereunder from $1.4 billion to approximately $1.8 billion ($1.35 billion under the revolving credit facility and $450 million of term loan availability), which represents a $100 million increase from the $1.7 billion previously announced. The Company continues to expect the pricing of the amended facility to be similar to the existing facility and anticipates modest modifications to the covenants that could provide the Company with additional operating flexibility.
The amended credit facility has not yet been finalized, so there are no assurances that it will be finalized or that a definitive amendment will be executed or that our credit facility will be increased or extended or as to the specific terms of the amendment. The proposed amendment is subject to market and other customary conditions.
About LKQ Corporation
LKQ Corporation is the largest nationwide provider of aftermarket, recycled and refurbished collision replacement parts, and a leading provider of recycled transmissions and remanufactured engines, all in connection with the repair of automobiles and other vehicles. LKQ also has operations in the United Kingdom, the Benelux, France, Canada, Mexico and Central America.
Forward Looking Statements
Certain statements in this press release that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future, including with respect to the proposed amendment to our existing credit facility and our ability to consummate such amendment. Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. Some of such risks, uncertainties and other factors are described in our Form 10-K for the period ended December 31, 2012, in our Form 10-Q for the period ended March 31, 2013, and in other documents we file with the Securities and Exchange Commission from time to time. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date on which it was made, except as required by law.
Joseph P. Boutross
LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com